FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2007

VoIP, Inc.
(Exact name of registrant as specified in its charter)

(Texas)	(000-28985)	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 20, 2007, VoIP, Inc. (the “Company”) issued and sold promissory notes (the “Notes”) totaling $250,000 to three institutional investors, for a net purchase price of $200,000 in a private placement reflecting a 20% original issue discount. The Notes are not interest bearing.

The Notes are due at the earlier of any of the following events or dates:

1.	August 20, 2007;
2.	The Company’s closing and funding of a financing agreement that nets a minimum receipt of $1,000,000 cash; or
3.	The Company’s first substantial receipt of cash related to revenue generated from a major new customer.

In the event that the Company fails to repay the Notes upon the occurrence of one of the above three conditions, the investors may, at their option, formally declare the Company to be in default thereunder. In that event, the Notes shall become immediately convertible in whole or in part, at the investors’ option, into shares of the Company’s common stock, par value $0.001 per share, at the conversion rate of the lesser of: (a) $0.08 per share; or (b) a 30% discount to the average of the closing market price of the Company’s common stock over the five trading days immediately preceding such conversion.

 We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

See Item 1.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1 - Convertible Promissory Note dated July 20, 2007 - Alpha Capital Anstalt

10.2 - Convertible Promissory Note dated July 20, 2007 - Ellis International, Ltd.

10.3 - Convertible Promissory Note dated July 20, 2007 - Whalehaven Capital Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC. (Registrant)

Date: July 26, 2007	By:	/s/ Robert Staats
Robert Staats Chief Accounting Officer

EXHIBIT INDEX

Exhibit #

10.1 - Convertible Promissory Note dated July 20, 2007 - Alpha Capital Anstalt

10.2 - Convertible Promissory Note dated July 20, 2007 - Ellis International, Ltd.

10.3 - Convertible Promissory Note dated July 20, 2007 - Whalehaven Capital Fund, Ltd.